Exhibit 4B 1.2

Dated July 3, 2018

Renewal of Lease

60-66 Hanover Street, Fitzroy, Victoria

Crude Pty Ltd (ACN 124 327 920)

Genetic Technologies Limited (ACN 009 212 328)

© Holding Redlich 2018	18500360

Melbourne • Sydney • Brisbane

www.holdingredlich.com

This Renewal of Lease is dated 3rd July 2018

Parties:

Landlord

Crude Pty Ltd (ACN 124 327 920)

of c/- Focus Group Investments Pty Ltd, Level 5, 190 Queen Street, Melbourne, Victoria 3000

Tenant

Genetic Technologies Limited (ACN 009 212 328)

of 60-66 Hanover Street, Fitzroy, Victoria, 3065

Introduction:

A                             Under the terms of a lease dated October 7, 2015 (Lease) the Landlord leased to the Tenant the premises known as 60-66 Hanover Street, Fitzroy (Premises) for a term of 3 years commencing September 1, 2015. A copy of the Lease is in Attachment 1.

B                             The parties have agreed to renew the lease for a term of 3 years commencing September 1, 2018 (Renewal Term) on the terms and conditions contained in this Deed.

It is agreed:

1.                            Renewal

The Landlord grants and the Tenant accepts a new lease of the Premises for the Renewal Term (Renewal Lease) on the terms and conditions contained in the Lease subject to the variations effected by this Deed.

2.                            Variations to Lease

2.1                     The Lease is varied for the purposes of the New Lease as set out in this clause 2.

2.2                     The schedule to the Lease is deleted and replaced with the schedule to this Deed.

3.                            Agreement to observe terms of Lease

The Landlord and the Tenant agree to comply with the provisions of the Lease as if all the provisions are repeated in this Deed, subject to the variations referred to in this Deed.

4.                            Costs

Each party will bear their own costs of and incidental to the preparation and completion of this Deed.

5.                            Effect of Deed

In all other respects the Lease remains unchanged.

6.                            Goods and Services Tax

6.1                     If GST is imposed or levied in respect of any supply by a party under or in accordance with this Deed, then the party making the supply may recover the GST Amount from the party receiving the supply in addition to the Consideration. The party making the supply must provide such invoices to the party receiving the supply as are required pursuant to the GST Legislation.

6.2                     In the above sub-clause:

Consideration means any amount or consideration payable or to be provided pursuant to any provision of this Deed other than this clause;

GST means any form of goods and services tax or similar value added tax;

GST Amount means the Consideration (after deducting the GST Exempt Component) multiplied by the Rate;

GST Exempt Component means any part of the Consideration which solely relates to a supply that is free or exempt from the imposition of GST;

GST Legislation means any legislation or regulation which imposes, levies, implements or varies a GST;

Rate means the rate at which GST Legislation from time to time imposes or levies GST on the relevant supply; and

Supply includes supply as defined under GST Legislation.

Executed by the parties as a deed.

The Common seal of Crude Pty Ltd (ACN 124

327 920) is affixed in accordance with its

constitution in the presence of:

[ILLEGIBLE]
Signature of sole Director

[ILLEGIBLE]
Name of sole Director

Executed by Genetic Technologies Limited

(ACN 009 212 328) in accordance with

section 127 of the Corporations Act:

[ILLEGIBLE]	[ILLEGIBLE]
Signature of Director	Signature of Secretary

/s/ Paul Kasian	/s/ Kevin Fischer
Name of Director	Name of Secretary

Schedule

Item 1	(Tenant)	Genetic Technologies Limited (ACN 009 212 328) of 60-66 Hanover Street, Victoria, 3065

Item 2	(Guarantor)	Not applicable

Item 3	(Premises)

That part of the Complex being part of the area known as Ground Floor, 60-66 Hanover Street, Fitzroy, Victoria measuring approximately 645 square metres being the area shown hatched on the plans in Annexure A

Item 4	(Landlord’s installations)	• Floor coverings — vinyl and carpet
• Fire alarm systems
• Security alarm systems
• Fire extinguishers and hose reels
• Remote electronic gate openers
• Light fittings
• 7 air conditioning units as marked on the plans in Annexure B of the Lease

Item 5	(Landlord’s works)	Not applicable

Item 6	(Tenant’s works)	Not applicable

Item 7	(Lease Start Date)	September 1, 2018

Item 8	(Duration of Lease)	3 years

Item 9	(Lease Expiry Date)	August 31, 2021

Item 10	(Rent)	Year 1: $195,336.96
Year 2: $202,173.75
Year 3: $209,249.83

Item 11	(Security deposit)	Not applicable

Item 12	(Use of Premises)	Offices, commercial and research laboratories and any ancillary uses of the Tenant

Item 13	(Public Liability Insurance)	$10 million

Item 14	(Last date to renew Lease)	Not applicable

Item 15	(Option term)	Nil

Item 16	(Base rent during Option term)	Not applicable

Item 17	(Car spaces and fee)	13 Car Spaces at an initial Parking fee of $129.79 per space per month

Item 18	(Special conditions)

1. Despite clause 15.2, Genetic Technologies Limited (ACN 009 212 328) is the Tenant, the Landlord’s consent is not required to any fixed and floating charge over all of the Tenant’s assets.

2.                        The parties must meet no later than 30 days before the Expiry Date to attempt to agree (acting reasonably) the extent of the Tenant’s obligations under clause 20. If the parties fail to reach agreement, the provisions of clause 20 will prevail.

3.                        The Tenant acknowledges and agrees that the water meter for the premises will not be split between Levels 1 and 2. The Tenant agrees to cover the cost of all water consumption within the premises, covering Levels 1 and 2.

ii

Attachment 1 — Lease

Dated October 7, 2015

Lease

60-66 Hanover Street, Fitzroy

Crude Pty Ltd (ACN 124 327 920)

Genetic Technologies Limited (ACN 009 212 328)

Melbourne • Sydney • Brisbane

www.holdingtedlich.com

Attachment 1 — Lease

Table of contents

1.	Definitions		5

2.	Disclosure Statement		6

3.	Landlord’s works		6

4.	Tenant’s works		6

5.	Term		6

6.	Renewal		6

	6.1	Option to renew this Lease	6
	6.2	Changes to this Lease on renewal	7
	6.3	If Tenant is in breach of this Lease	7

7.	Monthly tenancy		7

8.	Payments		7

	8.1	What the Tenant must pay the Landlord	7
	8.2	The Landlord may charge interest if payments are late	7
	8.3	Adjustments	8
	8.4	Goods and Services Tax	8

9.	The tenant must pay rent		8

10.	Market rent review		8

	10.1	Notice of increased market rent	8
	10.2	Disputes	8
	10.3	Review procedure	8
	10.4	New rent applies from the Market Review Date	9
	10.5	Valuer’s decision	9
	10.6	Valuing the current market rent	9
	10.7	The Valuer’s costs	9

11.	Rent review		9

	11.1	Formula for CPI rent increases	9
	11.2	Changes made by the ABS	10
	11.3	New rent applies from CPI Review Date	10

12.	Outgoings		10

	12.1	The Tenant must pay the Tenant’s share of outgoings	10
	12.2	Meaning of Outgoings	10
	12.3	Items excluded from Outgoings	11
	12.4	Meaning of costs	11
	12.5	Landlord to estimate Tenant’s share of Outgoings	11
	12.6	Landlord’s statement of Outgoings	11
	12.7	Adjustment	11

13.	Other amounts payable by the tenant		12

	13.1	Statutory Charges	12

	13.2	Services to the Premises	12
	13.3	Landlord’s legal and other costs	12

14.	Security deposit		12

15.	The Tenant’s obligations generally		12

	15.1	The Tenant must obey the law	12
	15.2	Using this Lease as security	12
	15.3	Caveats	12
	15.4	The Tenant’s behaviour	13
	15.5	Danger or risk	13
	15.6	The Tenant must obey fire regulations	13
	15.7	The Tenant must pay for damage	13
	15.8	Workplace health and safety	13

16.	Using the premises		13

17.	Assigning or dealing with the premises		14

	17.1	Tenant must not assign without consent	14
	17.2	When the Landlord will consent to an assignment	14
	17.3	Change in control of the Tenant	14

18.	Maintaining the premises and the Tenant’s property		15

	18.1	Tenant’s maintenance responsibilities	15
	18.2	Structural repairs	15

19.	Altering the premises		15

20.	When this lease ends		15

21.	The Landlord’s rights and obligations		16

	21.1	The Tenant’s quiet enjoyment	16
	21.2	Roof and external walls	16
	21.3	Landlord’s maintenance	16
	21.4	The Landlord may enter the Premises	16
	21.5	The Landlord may give the Tenant notice to do work	16
	21.6	The Landlord may do things on the Tenant’s behalf	16
	21.7	The Landlord may erect signs	16
	21.8	Subdivision	17

22.	Landlord’s repairs or building work		17

	22.1	The Landlord may do repairs	17
	22.2	The Landlord may do building work	17

23.	If the premises are damaged or destroyed		17

	23.1	Tenant may ask Landlord to rebuild	17
	23.2	When Tenant or Landlord may end this Lease	17
	23.3	Landlord is not liable to pay compensation	17
	23.4	If insurer is not obliged to pay for reinstatement	18

24.	If premises are resumed		18

25.	risks and insurance		18

	25.1	The Tenant must have insurance	18

26.	The Tenant releases and Indemnifies the Landlord		18

	26.1	Tenant occupies the Premises at its own risk	18
	26.2	Release	18
	26.3	The Tenant Indemnifies the Landlord	18

27.	How the Tenant breaches this lease		19

28.	If the Tenant breaches this lease		20

	28.1	What the Landlord may do if the Tenant is in breach	20
	28.2	Breach of an essential term	20
	28.3	If the Tenant vacates the Premises before the Expiry Date	20

29.	Guarantee and Indemnity by the guarantor		20

30.	Notices		20

	30.1	Notices to be writing	20
	30.2	Serving Notices	20

31.	Landlord’s consent and approval		21

32.	Special Conditions		21

33.	General		21

	33.1	Individual and joint liability	21
	33.2	Waiver	21
	33.3	Warranties by the parties	21
	33.4	Victorian law applies	22
	33.5	Severability	22

34.	Interpretation		22

35.	Time for doing acts		22

36.	Car Parking Licence		22

	36.1	Definitions	22
	36.2	Licence	23
	36.3	Holding Over	23
	36.4	Use of the Car Spaces	23
	36.5	Assignment and Sub-Licensing	23
	36.6	Landlord’s right of entry	23
	36.7	Risk	24
	36.8	Release	24
	36.9	Indemnity	24
	36.10	Security cards	24
	36.11	End of licence	24
	36.12	Parking Fee	24
	36.13	Parking levy	25

37.	Demolition		25

	37.1	Landlord may terminate for demolition	25
	37.2	Notice of termination	25

Execution Page			26

Reference Schedule	27

This Lease is dated October 7, 2015

Parties:

Crude Pty Ltd (ACN 006 042 995) of Suite 1 Mezzanine Level, 550 Lonsdale Street, Melbourne in its capacity as trustee of the Trust (Landlord which, where relevant, includes the Landlord’s servants and agents and any person authorised by the Landlord)

The person described in Item 1 (Tenant which, where relevant includes the Tenant’s employees, agents or any person the Tenant allows on the Premises)

Introduction:

A                            The Landlord leasts the Premises to the Tenant on the terms and conditions set out in this Lease.

It is agreed:

1.                           Definitions

In this Lease unless the context clearly indicates otherwise:

Authority means any government or governmental, semi-governmental, local, administrative or statutory body, department, commission, authority, tribunal or other similar entity;

Car Park means the car park on the land;

Common Areas means the areas of the Complex the Landlord provides for common use and includes the accessways, entrances, stairs, elevators, toilets and the Car Park;

Complex means the property known as 60-66 Hanover Street, Fitzroy in which the Premises are located, and includes the land and all improvements on the Land;

Expiry Date means the date specified in Item 9;

financial year means 1 July to 30 June;

Item means an Item in the schedule;

Land means the land described in certificates of title volume 4169 folio 613, volume 4330 folio 930, volume 9235 folio 918, volume 9829 folio 140, volume 8077 folio 965 and volume 5346 folio 043;

Landlord means the Landlord and any other person who will be entitled to possession of the Premises when this Lease ends;

Landlord’s Installations means the equipment, fixtures and fittings set out in item 4 and any other property installed by the Landlord in the Premises;

law means any act, regulation, by-law, ordinance or rules made by any Parliament;

Lease means this Lease and the schedule;

Mechanical Services means all air conditioning, heating or ventilation equipment and fire protection equipment or systems in the Premises;

Outgoings is defined in clauses 12.2 and 12.3;

Premises means that part of the Complex described In item 3 and includes the Landlord’s installations;

schedule means the schedule forming part of this Lease;

Start Date means the date specified in item 7;

Statutory Charges means all rates, taxes and other duties of every description which are separately assessed, metered or levied by any Authority in respect of the Premises including land tax calculated on the basis that the Complex is the only property owned by the Landlord;

Tenant’s Property means all property owned or leased by the Tenant which is inside the Premises Including all fixtures, fittings, signs, equipment and goods;

Tenant’s share, unless otherwise stated, means the proportion that the floor area of the Premises bears to the lettable area of the Complex;

Trust means the Victoria Street Unit Trust; and

Valuer means a valuer having not less than 5 years experience in valuing premises similar to the Premises.

2.                            Disclosure Statement

Intentionally deleted.

3.                            Landlord’s works

Intentionally deleted.

4.                          Tenant’s works

Intentionally deleted.

5.                          Term

(a)                       This Lease starts on the date stated in Item 7. It runs for the term set out in Item 8 ending at midnight on the Expiry Date stated in Item 9.

6.                            Renewal

6.1                     Option to renew this Lease

If the Tenant tells the Landlord by notice before the date set out In Item 14 that the Tenant wishes to renew this Lease the Landlord must grant the Tenant a new lease for the option period set out in Item 15 (but see clause 6.3). The new lease must;

(a)                       commence on the day after the Expiry Date;

(b)                       be at the rent set out in item 16; and

(c)                        otherwise be on the same terms and conditions as this Lease except for those changes that can be made by virtue of clause 6.2.

6.2                     Changes to this Lease on renewal

The Landlord:

(a)                       will delete this clause from the new lease if the new lease is for the final option period set out in item 15; or

(b)                       will delete the first option period specified in item 15 from the new lease if there is more than one option period specified in that item; and

(c)                        may vary the new lease to accommodate any change that needs to be made because of any law dealing with or affecting retail tenancies or the rights and interests of landlords and tenants under retail tenancy leases.

6.3                     If Tenant is in breach of this Lease

The Landlord does not have to grant the Tenant the new lease if:

(a)                       at the time the Tenant gives the Landlord the notice the Tenant has not remedied any breach under this Lease (see clause 27) about which the Landlord has given the Tenant notice; or

(b)                       the Tenant has persistently breached this Lease and the Landlord has given the Tenant notice of the breaches.

7.                            Monthly tenancy

If the Tenant occupies the Premises after the Expiry Date with the Landlord’s consent it will do so as a monthly tenant at a rent increased by CPI using the formula set out in clause 11 and otherwise on the same terms as at the Expiry Date of this Lease. The Landlord or the Tenant may end the monthly tenancy on any day by giving at least one month’s notice to the other party.

8.                            Payments

8.1                     What the Tenant must pay the Landlord

The Tenant must pay the Landlord the rent, its share of the Outgoings, Statutory Charges and any other money the Tenant must pay the Landlord under this Lease on time and in full without deduction or set-off.

8.2                     The Landlord may charge interest if payments are late

(a)                       If the Tenant is late in paying rent or any other money to the Landlord, the Landlord may charge interest on that money at a rate equal to 2% above the rate that applies under section 2 of the Penalty Interest Rates Act 1983.

(b)                       The Landlord will calculate the interest on any unpaid money from the day the unpaid money was due until the day it and all interest accrued on it is paid in full.

8.3                     Adjustments

If money payable by the Tenant is calculated using a time period and this Lease starts or ends during that time period, the amount payable must be calculated proportionately and the Landlord must make any necessary proportional adjustment.

8.4                     Goods and Services Tax

If a goods and services tax or similar value added tax (GST) is at any time levied or imposed on or in respect of any supply by the Landlord to the Tenant made under or in accordance with this Lease (including but not only the leasing of the Premises), the amount payable for that supply under this Lease will be increased by the amount of the GST so levied or imposed and the Tenant must pay that amount upon provision of a valid tax invoice.

9.                            The tenant must pay rent

The Tenant must pay the rent set out in item 10 to the Landlord in equal monthly instalments in advance and on or before the first day of each month.

10.                     Market rent review

10.1              Notice of increased market rent

(a)                       If item 10 or item 16 says that the rent for any year is to be the market rent for the Premises, the Landlord must give the Tenant notice of what the Landlord says is the current market rent for the Premises as at the first day of that year (Market Review Date). The Landlord must give the Tenant this notice not later than 12 months after the Market Review Date.

(b)                       Until the Landlord gives the Landlord’s notice under clause 10.1, the Tenant must pay the old rent and any adjustment will be calculated from the Market Review Date.

10.2              Disputes

If the Tenant disputes the rent notified by the Landlord under clause 10.1, the procedure in clause 10.3 must be followed. Each time limit is consecutive. Each time limit in clause 10.3 is of the essence. This means that if a time limit is not kept, the right attached is lost.

10.3              Review procedure

(a)                       If the Tenant disputes the rent notified by the Landlord under clause 10.1, the Tenant must give the Landlord notice of that dispute by not later than 28 days after the Landlord gives the Landlord’s notice.

(b)                       The Tenant and the Landlord must negotiate in good faith to try to agree on a new rent within 14 days or if a new base rent is not agreed, on the appointment of a Valuer to decide the new rent.

(c)                        If the Tenant and the Landlord do not agree on the new rent or on the appointment of a Valuer within the time set out in clause10.3(b), either the Tenant or the Landlord may ask the President of the Australian Property Institute Inc — Victorian Division (or the president nominee) to appoint a Valuer to decide the new rent. The Valuer must decide the new rent based on the current market rent.

10.4              New rent applies from the Market Review Date

The Tenant must pay the new rent from the Market Review Date. Until any dispute is resolved or a right is lost, the Tenant must pay the old rent. Any adjustment will be calculated from the Market Review Date and made when the Tenant’s next monthly payment is due.

10.5              Valuer’s decision

The Valuer will act as an independent expert and not as an arbitrator. He or she must:

(a)                        give his or her decision in writing;

(b)                        give detailed reasons for his or her decision; and

(c)                         specify the matters to which he or she had regard in making the decision.

10.6              Valuing the current market rent

In the valuation the current market rent is to be taken as the rent obtainable at the time of the review in a free and open market, between a willing landlord and a willing tenant in an arm’s length transaction, having regard to these matters:

(a)                       the provisions of this Lease;

(b)                       the rent that would reasonably be expected to be paid for the Premises if they were unoccupied and offered for lease for the same, or a substantially similar, use to that set out in item 12;

(c)                        the Landlord’s outgoings to the extent to which the Tenant is liable to contribute to those outgoings.

(d)                       rent concessions and other benefits offered to prospective tenants of unoccupied premises,

but the current market rent is not to take account of the value of goodwill created by the Tenant’s occupation or the value of the Tenant’s fixtures and fittings.

10.7              The Valuer’s costs

The Tenant and the Landlord must share the Valuer’s costs equally.

11.                     Rent review

11.1              Formula for CPI rent increases

If item 10 or item 16 says the rent for any year is to be increased by CPI the rent will be increased on and as at the first day of that year (CPI Review Date) to a new rent calculated using the formula:

NMR = CMR x	A
B

where:

NMR                                               is the new rent

CMR                                               is the rent payable immediately before the CPS Review Date;

A                                                          is the level of the CPI at the end of the calendar quarter immediately preceding the CPI Review Date;

B                                                          is the level of the CPI at the end of the calendar quarter-immediately preceding the date which is 12 months before the CPI Review Date; and

CPI                          is the Consumer Price Index Melbourne, All Groups as published quarterly by the Australian Bureau of Statistics (ABS).

11.2              Changes made by the ABS

(a)                       If the ABS updates the base year of the CPI a conversion will be made to preserve the intended continuity of calculation by using the appropriate arithmetical factor determined by the ABS.

(b)                       If the ABS stops publishing the CPI the Landlord and the Tenant will agree to replace the CPI with any other index which is published to replace the CPI.

(c)                        If the Landlord and the Tenant cannot agree on a replacement index, the Landlord may ask the person who is then president of the Australian Property Institute inc — Victorian Division (or the president’s nominee) (President) to select an index which appropriately reflects increases in the cost of living in Melbourne. The President will make the selection as an expert and not as an arbitrator and the selection will be final and binding on the Landlord and the Tenant who must share the President’s costs equally.

11.3              New rent applies from CPI Review Date

The Tenant must pay the new rent from the CPI Review Date. If the new rent is not calculated until after the CPI Review Date the Tenant must pay the old rent until the new rent is calculated. Any adjustment will be calculated from the CPI Review Date and made when the Tenant’s next monthly payment is due.

12.                     Outgoings

12.1              The Tenant must pay the Tenant’s share of outgoings

(a)                       The Tenant must pay the Tenant’s share of the Outgoings for the Complex. If an Outgoing is only referable to some of the premises in the Complex, including the Premises, then the Tenant’s share of that outgoing will be the proportion that the lettable area of the Premises bears to the total of lettable areas of the premises in the Complex which receive the benefit of the outgoing.

12.2              Meaning of Outgoings

(a)                       Outgoings means all costs the Landlord incurs in relation to the ownership, occupation, use conduct, management and maintenance of the Complex, including;

(b)                       rates or assessments or other fees payable to an Authority (for example council rates, water rates, electricity, gas, sewerage);

(c)                        taxes including the Landlord’s land tax and excluding income tax and capital gains tax;

(d)                       premiums for insurance against all risks concerning the Complex or the Landlord’s employees and contractors including insurance against loss of rent and consequential loss;

(e)                         costs the Landlord incurs in the maintenance of and repairs to the Complex;

(f)                          costs of operating, repairing and servicing the Mechanical Services;

(g)                         costs relating to cleaning, pest control, liquid removal, waste removal and fire prevention for the Complex;

(h)                        costs the Landlord incurs in maintaining the security and control of the Complex;

(i)                            costs relating to the provision of water, gas, electricity, telephone, power and other services to the Complex; and

(j)                          costs of gardening, landscaping and installing, maintaining and cleaning signage and decorative features at the Complex.

12.3              Items excluded from outgoings

Outgoings does not include:

(a)                        any costs due solely to any other tenant’s use of its premises;

(b)                        expenditure on capital account or of a capital nature;

(c)                         any costs the Landlord recovers from the Tenant under clause 13.1 or 13.2; or

(d)                        any costs which the Landlord is not permitted by law to recover from the Tenant.

12.4              Meaning of costs

The term costs when used in clauses 12.2 and 12.3 means all costs, expenses, fees, payments, wages, rates, taxes and other charges whether incurred directly or indirectly or through the engagement of independent contractors.

12.5              Landlord to estimate Tenant’s share of Outgoings

(a)                       On or before each 30 June the Landlord may give the Tenant the Landlord’s estimate of the Tenant’s share of the Outgoings for the next financial year.

(b)                       The Tenant must if requested by the Landlord, pay the Landlord the estimated share of the Outgoings in equal monthly instalments, in advance and on or before the first day of each month.

12.6              Landlord’s statement of Outgoings

(a)                        On or before each 30 September the Landlord must give the Tenant a written statement that details:

(i)                          all the Landlord’s expenditure on account of the Outgoings to which the Tenant is liable to contribute for the previous financial year; and

(ii)                       the Tenant’s share of these,

accompanied by a report prepared by a registered company auditor.

12.7              Adjustment

If the Tenant pays its estimated share of the Outgoings in equal monthly instalments under clause 12.5(b) and the Outgoings are greater than the estimated Outgoings paid, the Tenant must pay the Landlord any difference with the Tenant’s next monthly payment. It if is less, the Landlord must refund the Tenant the difference.

13.                     Other amounts payable by the tenant

13.1              Statutory Charges

The Tenant must pay the Landlord all Statutory Charges for the Premises not later than 7 days after the Landlord gives the Tenant a notice asking for any of them. If any Statutory Charge is not separately assessed on or in respect of the Premises, the Tenant must pay the Tenant’s share of that Statutory Charge.

13.2              Services to the Premises

The Tenant must pay on time for all services (including electricity, gas, oil, water and telephone services) supplied separately to the Premises.

13.3              Landlord’s legal and other costs

The Tenant must pay:

(a)                       the Landlord’s reasonable legal and other costs incurred in any dealing under clause 17 (for example: assignment or subletting);

(b)                        any stamp duty on this Lease or any other document arising under this Lease;

(c)                        the Landlord’s reasonable costs of considering any request made by the Tenant for the Landlord’s approval or consent; and

(d)                        the Landlord’s costs incurred if the Tenant is in breach of this Lease.

14.                     Security deposit

Intentionally omitted.

15.                     The Tenant’s obligations generally

15.1              The Tenant must obey the law

(a)                       The Tenant must obey all laws relating to, and the directions of any Authority that requires the Tenant to do, anything concerning the Premises, the Tenant’s use of the Premises or this Lease.

(b)                       The Tenant must give the Landlord copies of any notices or written directions given by any Authority concerning the Premises, the Tenant’s use of the Premises or this Lease.

15.2              Using this Lease as security

The Tenant must not use this Lease as security. The Tenant must get the Landlord’s consent before the Tenant uses the Tenant’s Property as security.

15.3              Caveats

The Tenant must not lodge a caveat against the title to the Land.

15.4              The Tenant’s behaviour

The Tenant must not do any thing that is or may be dangerous, annoying or offensive to, or that does or may interfere with, adjacent occupiers.

15.5              Danger or risk

The Tenant must promptly tell the Landlord about any accident to or problem with any of the Mechanical Services or other services, facilities or equipment in the Premises that needs repair, especially if the Tenant is aware, or ought reasonably to be aware, that this may be a danger or risk to the Complex or any person in the Complex.

15.6              The Tenant must obey fire regulations

The Tenant must not store or use inflammable or explosive substances on the Premises, except as required in the normal course of the Tenant’s business.

15.7              The Tenant must pay for damage

The Tenant must pay for the cost of repairing any damage the Tenant causes to the Complex.

15.8              Workplace health and safety

Without limiting any other provision of this lease, the Tenant must comply at all times with all laws applicable to workplace health and safety. The Tenant must ensure that its employees, agents and contractors (and the contractor’s employees agents and contractors) and persons under its control also comply with those laws.

16.                     Using the premises

(a)                       The Tenant may only use the Premises for the purposes set out in item 12.

(b)                       The Tenant must operate its business at the Premises in accordance with best practice for a business of that nature.

(c)                        The Tenant must obtain and keep current all licences, consents or permits required for operating its business.

(d)                       The security of the Premises is the Tenant’s responsibility. The Tenant must keep the Premises safe and secure and protect them against theft.

(e)                        The Tenant must get the Landlord’s consent before the Tenant erects any signs or advertisements on or about the Premises.

(f)                         If the Tenant plays music or uses any audio or audio-visual equipment (including television and computer equipment) in the Premises, the Tenant must make sure that the music or noise from that equipment cannot be heard outside the Premises.

(g)                        The Tenant must not have any electronic games, vending machines or similar equipment in the Premises.

(h)                       The Tenant must get the Landlord’s consent before the Tenant uses any services or equipment for cooling, heating, lighting or circulating air in the Premises other than those the Landlord supplies. However this clause does not apply to heating equipment, fans and fume cupboards which are reasonably necessary for the Tenant’s business.

(i)                          The Tenant must store and keep all waste and rubbish in proper receptacles and make sure the rubbish is removed regularly.

(j)                          The Tenant must, at the Tenant’s expense, keep the Premises free from animals, rodents and pests.

(k)                       The Tenant must only use electrical, plumbing or other facilities (for example toilets, sinks, basins or drains) in the Premises for their proper purpose. The Tenant must not deposit any rubbish or foreign material in any of the facilities.

(l)                           The Tenant must not burn any rubbish or any other material on the Complex.

(m)                   The Tenant must not conduct any auction, liquidation or fire sale on the Premises.

17.                     Assigning or dealing with the premises

17.1              Tenant must not assign without consent

The Tenant must not assign, sub-lease, share, mortgage or otherwise deal with this Lease or the Premises without the Landlord’s prior consent (which will not be unreasonably withheld).

17.2              When the Landlord will consent to an assignment

The Landlord will consent to an assignment of this Lease if the Tenant is not in breach of this Lease and if the Tenant does all of the following:

(a)                       asks in writing for the Landlord’s consent;

(b)                       gives the Landlord any information the Landlord reasonably requires about the financial resources and business experience of the person who wishes to be assigned this Lease (new person);

(c)                        otherwise proves to the Landlord that the person who wishes to be assigned this Lease is respectable and responsible and has the financial resources or business experience necessary to meet the obligations under this Lease;

(d)                       delivers to the Landlord any personal guarantees, security deposit or any other security the Landlord reasonably requires;

(e)                        signs and has the new Tenant sign a document recording the assignment in a form approved by the Landlord’s lawyers, and which records that the Tenant is not released from the Tenant’s obligations under this Lease; and

(f)                         pays the Landlord’s reasonable costs of making enquiries about the new person as well as the Landlord’s legal fees incurred on the assignment.

17.3              Change in control of the Tenant

If the Tenant is a corporation (other than a corporation whose shares are listed on any Stock Exchange in Australia) and the Tenant intends to take any action which has or will have the effect that the legal or beneficial ownership or control of more than 50% of the Tenant’s shareholding changes, the Tenant must seek the Landlord’s consent to the change before taking that action as if that change is an assignment of this Lease.

18.                     Maintaining the premises and the Tenant’s property

18.1              Tenant’s maintenance responsibilities

At the Tenant’s cost the Tenant must:

(a)                       keep the Premises clean and tidy;

(b)                       keep the Premises in good condition, except for fair wear and tear and carry out all repairs to the Premises and fix any damage to the Premises;

(c)                        maintain, repair and keep the Tenant’s property in good condition; and

(d)                       keep the gardens and lawns of the Premises (if any) tidy and attractive.

18.2              Structural repairs

The Tenant is not required to carry out structural repairs or repairs of a capital nature unless the need for them arises from:

(a)                       the Tenant’s negligence;

(b)                       the Tenant’s failure to obey this Lease; or

(c)                        the Tenant’s use of the Premises.

19.                     Altering the premises

(a)                       The Tenant must get the Landlord’s consent before the Tenant alters, installs any equipment in, re-designs the interior of, paints or does any other work in or to the Premises (Tenant’s Works).

(b)                       Before the Tenant starts the Tenant’s Works it must submit plans and specifications for that work to the Landlord for the Landlord’s approval.

(c)                        When the Landlord gives that approval and before the Tenant starts the works, the Tenant must get the approval of all relevant Authorities to the fitout plans approved by the Landlord and deliver evidence of that approval to the Landlord.

(d)                       The Tenant must carry out the Tenant’s Works as shown on the plans approved by the Landlord and the relevant Authorities.

(e)                        The Tenant must reimburse the Landlord for any costs incurred by the Landlord in considering the plans including any reasonable fees charged by the Landlord’s architects or consultants. The Tenant must make that reimbursement when requested by the Landlord

20.                     When this lease ends

When this Lease ends:

(a)                       the Tenant must vacate the Premises and give them back to the Landlord in the same condition as they were in at the starting date, except for fair wear and tear;

(b)                       the Tenant must make sure all the Tenant’s property is removed and must fix any damage caused by the removal; and

(c)                          anything left at the Premises will become the Landlord’s property and the Landlord may keep it or dispose of it.

The Tenant must pay the Landlord one day’s rent for each day that there is anything left on the Premises after this Lease ends until the Landlord is able to dispose of all that property.

21.                     The Landlord’s rights and obligations

21.1              The Tenant’s quiet enjoyment

If the Tenant does not breach this Lease, the Landlord must allow the Tenant to occupy and use the Premises without the Landlord interrupting or disturbing the Tenant, except where this Lease allows the Landlord to do so.

21.2              Roof and external walls

The Landlord has the sole right to use the roof and external walls of the Complex.

21.3              Landlord’s maintenance

The Landlord must maintain the structure of the Premises and the Landlord’s installations in the Premises in a condition consistent with the condition they were in on the date the Tenant first occupied the Premises unless the need for the repair arises out of the Tenant’s misuse.

21.4              The Landlord may enter the Premises

(a)                       The Landlord may enter the Premises for inspection or to carry out maintenance, repairs or other building work and at any reasonable time after giving the Tenant reasonable notice. If there is an emergency, the Landlord may enter at any time without giving the Tenant notice.

(b)                       The Landlord may enter the Premises at any time to show them to prospective purchasers or tenants during business hours after giving the Tenant reasonable notice.

21.5              The Landlord may give the Tenant notice to do work

The Landlord may give the Tenant notice which requires the Tenant to do any work to the Premises which is the Tenant’s responsibility under this Lease, within a reasonable time.

21.6              The Landlord may do things on the Tenant’s behalf

The Landlord may carry out any of the Tenant’s obligations on the Tenant’s behalf if the Tenant does not carry it out on time (for example: if the Tenant does not do repairs). The Tenant must promptly reimburse the Landlord’s costs of doing this.

21.7              The Landlord may erect signs

The Landlord may erect any of the following:

(a)                        signs advertising the Premises for lease during the 3 months before this Lease ends; and

(b)                        signs advertising the Premises for sale at any time,

but in doing so the Landlord must not interfere with the Tenant’s business.

21.8              Subdivision

(a)                       The Landlord may at any time subdivide the Complex and may sell any lot of the subdivided Complex. If the Landlord asks, the Tenant will sign a consent to the subdivision prepared by the Landlord. The Landlord must pay the Tenant’s reasonable costs of doing so.

(b)                       The Landlord will ensure that there is no interference to the Tenant’s business caused by the subdivision.

(c)                        The Tenant must not object to or obstruct any subdivision, sale or consolidation of the Complex.

(d)                       The Tenant must obey any body corporate rules which apply to the Complex after the subdivision as if those rules were part of this Lease, but the Tenant will not have to pay any additional costs or body corporate fees which It would not otherwise have to pay under this Lease.

(e)                        The Landlord must not subdivide that part of the Premises described in Item 3(a) if that subdivision would result in that part of the Premises being owned by more than one party.

22.                       Landlord’s repairs or building work

22.1              The Landlord may do repairs

The Landlord may do any repairs or maintenance to the Complex.

22.2              The Landlord may do building work

The Landlord may do any building work to extend or change the Complex or any part of it (excluding the Premises) but if the Landlord does the Landlord must cause as little disruption as the Landlord reasonably can to the Tenant’s use of the Premises

23.                     If the premises are damaged or destroyed

23.1              Tenant may ask Landlord to rebuild

If the Premises are damaged or destroyed and as a result the Tenant cannot use or have access to the Premises the Tenant may ask the Landlord to re-build them. Meanwhile the Tenant must continue to use any part of the Premises that is useable, safe and accessible.

23.2              When Tenant or Landlord may end this Lease

If the Landlord does not re-build the Premises within a reasonable time after the Tenant asks or if the Landlord decides not to re-build them, the Tenant or the Landlord may end this Lease by giving not less than 7 days’ notice to the other.

23.3              Landlord is not liable to pay compensation

The Landlord will not be liable to pay the Tenant compensation but the Landlord must reduce the Tenant’s rent and any other money payable by the Tenant under this Lease by a reasonable amount, depending on the type and extent of the damage or destruction, from the date on which the damage or destruction occurs until the Premises are again fit for use and accessible or this Lease is ended.

23.4              If insurer is not obliged to pay for reinstatement

The Tenant cannot end this Lease and must continue to pay rent and all other money payable by the Tenant under this Lease-up to the Expiry Date if the Landlord’s insurer is not legally required to pay to reinstate the Premises because of anything done or not done by the Tenant.

24.                     If premises are resumed

If an Authority resumes the Premises or any part and this makes the Premises unfit for the Tenant’s use, the Landlord or the Tenant may end this Lease by notice to the other. The Landlord will not be liable to pay the Tenant any compensation in these circumstances.

25.                     Risks and insurance

25.1              The Tenant must have insurance

(a)                        The Tenant must have throughout the period of this Lease current insurance for all of the following:

(i)                           public liability insurance policy for the amount in item 13;

(ii)                       insurance covering the Tenant’s property for its full value; and

(iii)                    plate glass insurance for its replacement value.

(b)                       The Tenant must take out the Tenant’s insurance with an insurer approved by the Landlord.

(c)                        The Landlord’s interest must be noted on each insurance policy.

(d)                       The Tenant must give the Landlord evidence of the insurance before the start of this Lease and at the start of each financial year.

(e)                        The Tenant must not do anything that may make the Landlord’s insurance invalid or able to be cancelled or that may increase the Landlord’s insurance premium. If the Landlord’s insurance premium does increase and the Landlord accepts that increase, the Tenant must pay the amount of the increase.

26.                     The Tenant releases and indemnifies the Landlord

26.1              Tenant occupies the Premises at its own risk

The Tenant occupies and uses the Premises at the Tenant’s own risk The Tenant will also carry out any building work in the Premises at the Tenant’s own risk.

26.2              Release

The Tenant releases the Landlord from any action or demand due to any damage, destruction, loss, injury or death occurring in the Premises or the Complex except to the extent that the Landlord causes this by the Landlord’s negligence.

26.3              The Tenant indemnifies the Landlord

The Tenant indemnifies the Landlord against any action or demand due to any damage, loss, destruction, injury or death caused by:

(a)                        the Tenant’s wilful act or negligence;

(b)                        the Tenant’s use or occupation of the Premises; or

(c)                         the use by the Tenant of services to the Premises,

except to the extent that the Landlord caused this by the Landlord’s negligence.

27.                     How the Tenant breaches this lease

The Tenant will be in breach of this Lease if:

(a)                       the Tenant does not pay the Landlord any part of the rent on time and whether or not the Landlord has asked the Tenant to pay that rent; or

(b)                       the Tenant does not pay the Landlord on time any other money which the Tenant must pay to the Landlord under this Lease and does not make that payment within 14 days after the Landlord gives the Tenant a notice requiring that payment; or

(c)                        the Tenant disobeys any other term of this Lease and the Tenant does not remedy that breach within 14 days after the Landlord gives the Tenant a notice specifying that breath and asking the Tenant to remedy it; or

(d)                       if the Tenant is a natural person and proceedings are commenced for either the Tenant’s voluntary or compulsory bankruptcy;

(e)                        if the Guarantor is a natural person and:

(i)                           becomes a bankrupt;

(ii)                        proceedings are commenced for the Guarantor’s voluntary or compulsory-bankruptcy; or

(iii)                     enters into or tries to enter into any scheme of arrangement or other compromise with the Guarantor’s creditors;

(f)                          if the Tenant or a Guarantor is a corporation and:

(i)                           proceedings are commenced for either the voluntary or compulsory winding-up of the Tenant or the Guarantor;

(ii)                        an order is made for the appointment of a provisional liquidator to the Tenant or the Guarantor;

(iii)                    a controller within the meaning of Section 9 of the Corporations Act is appointed over any property or business of the Tenant or the Guarantor;

(iv)                    a resolution is passed that the Tenant or the Guarantor be wound up; or

(v)                       an administrator is appointed under Part 5.3A of the Corporations Act to the Tenant or the Guarantor or the directors of the Tenant or the Guarantor pass a resolution to appoint an administrator; or

(vi)                    the Tenant or the Guarantor enters into or tries to enter into any scheme of arrangement or other compromise with the Tenant’s or the Guarantor’s creditors.

28.                     If the Tenant breaches this lease

28.1              What the Landlord may do if the Tenant is in breach

If the Tenant is in breach of this Lease and does not remedy the breach as required, the Landlord may do any one or more of the following:

(a)                       re-enter and take possession of the Premises;

(b)                       end this Lease (see clause 20);

(c)                        recover from the Tenant any loss or damage the Landlord suffers due to the Tenant’s breach;

(d)                       use the security deposit (see clause 14) to recover any loss or damage the Landlord suffers due to the Tenant’s breach; or

(e)                        exercise any of the Landlord’s other legal rights.

28.2              Breach of an essential term

If the Tenant breaches an essential term of this Lease and the Landlord re-enters and takes possession of the Premises or ends this Lease, the Landlord may recover all money payable by the Tenant under this Lease up to the expiry date. The essential terms are clauses 9,12, 13,14 (if applicable), 16,17,18,19 and 25.1.

28.3              If the Tenant vacates the Premises before the Expiry Date

If the Tenant vacates the Premises before the Expiry Date, whether or not it ceases to pay rent, the Landlord may:

(a)                       accept the keys for the Premises; or

(b)                       enter the Premises to inspect or repair them or to show them to prospective tenants; or

(c)                        advertise the Premises for re-letting

without this being re-entry or waiver of the Landlord’s rights to recover the rent or other money under this Lease. This Lease continues until a new tenant takes possession of the Premises, unless the Landlord accepts a surrender of or ends this Lease.

29.                     Guarantee and indemnity by the guarantor

Intentionally deleted

30.                     Notices

30.1              Notices to be writing

A notice, request, consent, approval, demand or statement (notice) required by this Lease must be in writing.

30.2              Serving Notices

(a)                        The Landlord may serve a notice on the Tenant by:

(i)                           giving it to the Tenant personally;

(ii)                        leaving it at the Premises; or

(iii)                     leaving it at, posting it to or faxing it to the Tenant’s address set out in this Lease or to the Tenant’s registered office or the Tenant’s business address as last known to the Landlord.

(b)                       The Landlord may serve a notice on the Guarantor by:

(i)                           giving it to the Guarantor personally; or

(ii)                        leaving it at, posting it to or faxing it to the Guarantor’s address set out in this Lease.

(c)                        The Tenant may serve a notice on the Landlord by leaving it at, posting it to or faxing it to:

(i)                           the Landlord’s address set out in this Lease; or

(ii)                        any other address that the Landlord nominates.

31.                     Landlord’s consent and approval

Unless this Lease says otherwise, if the Tenant asks for the Landlord’s consent or approval for something, the Landlord must act promptly but the Landlord may give or withhold its consent or approval at the Landlord’s choice. The Landlord may also require the Tenant to obey any terms before the Landlord gives, or as a condition of, the Landlord’s consent or approval.

32.                     Special Conditions

The special conditions set out in item 18 bind the Tenant and the Landlord. if any special condition is inconsistent with a term of this Lease, the special condition will prevail.

33.                     General

33.1              Individual and joint liability

If two or more people are described in item 1 or item 2, each person described in the item is liable for all of the obligations under this Lease of the persons named in that item both individually and together with each other person described in that item.

33.2              Waiver

A waiver by the Landlord will only be enforceable against the Landlord if the waiver is in writing and signed by the Landlord.

33.3              Warranties by the parties

This Lease and the disclosure statement contain the whole agreement of the parties. Neither party is entitled to rely on any warranty or statement in relation to:

(a)                        the conditions on which this Lease has been agreed;

(b)                        the provisions of this Lease; or

(c)                         the Premises

which is not contained in those documents.

33.4              Victorian law applies

This Lease is governed by Victorian law.

33.5              Severability

If any term of this Lease is made void or unenforceable, the remaining terms will not be affected.

34.                     Interpretation

In this Lease:

(a)                        an obligation not to do something includes the obligation not to allow or permit that thing to be done;

(b)                        unless it is clearly not the intention, an obligation is an obligation for the entire term of this Lease;

(c)                         a word or expression in the singular includes the plural and the plural includes the singular;

(d)                        a reference to a person includes an individual, a corporation and any other organisation having a legal entity;

(e)                         examples are descriptive only and not exhaustive;

(f)                          headings are inserted for convenience only and are not to be used to interpret this Lease;

(g)                         a reference to a clause is a reference to a clause in this Lease;

(h)                        a reference to any thing (including any place or money) includes a reference to a part of that thing; and

(i)                            the expression at any time means at any time and from time to time.

35.                     Time for doing acts

If the date by which or the period in which anything must be done under this Lease ends on a Sunday or a public holiday in Melbourne, the date or period will be extended to the next day that is not a Sunday or a public holiday.

36.                     Car Parking Licence

36.1              Definitions

In this clause 36:

Car Spaces means the number of car spaces set out in Item 17 in the location as designated by the Landlord from time to time by notice in writing to the Tenant.

Parking Fee means the monthly amount set out in Item 17 as varied under this Lease.

36.2              Licence

(a)                       Subject to the provisions of this clause 36 the Landlord grants to the Tenant a non-exclusive licence to use the Car Spaces from September 1, 2015 until the earlier of the Expiry Date and August 31, 2018.

(b)                       The Landlord may restrict access to the Car Park:

(i)                           if required by any Authority; or

(ii)                        due to any cause which in the reasonable opinion of the Landlord endangers or may endanger the Car Spaces, the Complex or any person or property in the Complex.

36.3              Holding Over

If the Tenant continues to occupy the Premises under clause 7 this licence continues until the Tenant’s occupation of the Premises ends.

36.4              Use of the Car Spaces

The Tenant:

(a)                        must not use the Car Spaces other than to park one car in each Car Space;

(b)                        must not bring any vehicle into the Complex or onto the Land which is unsafe or which drips oil or fluid;

(c)                        must comply with any law relating to the Tenant’s use of the Car Spaces except where such a law requires the Tenant to carry out structural works or alterations to the Car Spaces or the Complex;

(d)                       must not clean, grease, oil, service or wash cars in the Car Park or otherwise use the Car Park in a way which would cause damage, nuisance or disturbance to occupants of the Complex or an adjoining property;

(e)                        must, if requested by the Landlord, promptly give to the Landlord details (including registration numbers) of the cars the Tenant will park in the Car Spaces from time to time.

36.5              Assignment and Sub-Licensing

The Tenant may:

(a)                        assign this licence to a person to whom the Tenant assigns the Lease; or

(b)                        sub-licence the Car Spaces to a person to whom the Tenant has sub-let the Premises if that assignment of the Lease or sub-lease of the Premises has been approved by the Landlord.

36.6              Landlord’s right of entry

The Landlord may enter the Car Spaces at reasonable time after giving the Tenant reasonable notice or, in the case of emergencies, without notice to:

(a)                       install, maintain, repair, alter or inspect the Car Park or the services in or to the Car Park;

(b)                       carry out repairs, renovations, maintenance or alterations to the Car Spaces which are reasonably necessary;

(c)                         stop any actual or potential damage to the Complex occurring in or about the Car Spaces; and

(d)                       comply with any laws or the requirements of any relevant Authority that are not the Tenant’s responsibility to comply with.

In exercising the Landlord’s rights under this clause 36, the Landlord must cause as little inconvenience to the Tenant as is practicable in the circumstances.

36.7              Risk

The Tenant uses the Car Park and the Car Spaces at the Tenant’s own risk.

36.8              Release

(a)                       The Landlord is not responsible and has no liability to the Tenant for any claim by the Tenant against the Landlord as a consequence of the use of the Car Park or Car Spaces by the Tenant except to the extent that that claim arises because of the Landlord’s default or negligence.

(b)                      Without limiting the release in clause 36.8(a) the Landlord will not be responsible for:

(i)                             the theft of any cars the parts, equipment or contents of any cars while the cars are on the Land; or

(ii)                          damage whether malicious or accidental that any cars may sustain while entering or leaving the Complex or within the Complex.

36.9              Indemnity

The Tenant indemnifies and will keep indemnified the Landlord from and against all claims made against the Landlord as a consequence of the use of the Car Park or Car Spaces by the Tenant except to the extent that that claim arises because of the Landlord’s default or negligence.

36.10       Security cards

The Landlord may restrict access to the Car Park by means of security cards.

36.11       End of licence

(a)                        When this licence ends the Tenant must:

(i)                           remove the cars from the Car Park and make good any damage caused or contributed to by the Tenant; and

(ii)                        leave the Car Spaces in a neat and tidy state, clean and free of rubbish.

(b)                       The Landlord may remove and store at the Tenant’s Cost the cars not removed by the Tenant in accordance with clause 36.11(a).

36.12       Parking Fee

(a)                        The Tenant must pay to the Landlord the Parking Fee:

(i)                           by equal monthly instalments in advance; and

(ii)                        at the same time and in the same manner as the Rent.

(b)                        The Parking Fee will be reviewed at the same time and in the same manner as the Rent.

36.13       Parking levy

(a)                       Any levy, rate, charge or assessment imposed by any Authority in respect of a Car Space is not included in the Parking Fee.

(b)                       In addition to the Parking Fee, the Tenant must pay any levy rate, charge or assessment in respect of each Car Space upon demand by the Landlord.

37.                     Demolition

37.1              Landlord may terminate for demolition

If the Landlord wishes to carry out building work to extend, improve or change the premises or the Complex the landlord may terminate this Lease.

37.2              Notice of termination

(a)                       The Landlord must give the Tenant at least 9 months’ notice of the termination under clause 37.1 (termination notice), but cannot give a termination notice before January 31, 2018.

(b)                 The termination notice must state the date (termination date) by which the Tenant needs to leave the premises and this Lease will end and the Tenant must leave the premises on the termination date.

Execution page

Executed as an deed

The Common Seal of Crude Pty Ltd (ACN 124)
327 920) is affixed in accordance with its	)
constitution in the presence of:	)

[ILLEGIBLE]
Signature of Director [ILLEGIBLE]
Name of Director

Executed by Genetic Technologies Limited	)
(ACN 009 212 328) in accordance with	)
section 127 of the Corporations Act:	)

[ILLEGIBLE]		[ILLEGIBLE]
Signature of Director		Signature of Secretary

[ILLEGIBLE]		/s/ Brian Manuel
Name of Director		Name of Secretary

Reference Schedule

Item 1	(Tenant)	Genetic Technologies Limited (ACN 009 212-328) of 60-66 Hanover
Street, Fitzroy, Victoria, 3065

Item 2	(Guarantor)	Not applicable

Item 3	(Premises)

That part of the Complex being part of the area known as Ground Floor, 60-66 Hanover Street, Fitzroy Victoria measuring approximately 645 square metres being the area shown hatched on the plans in Annexure A.

Item 4	(Landlord’s installations)	• Floor coverings — vinyl and carpet
• Fire alarm systems
• Security alarm systems
• Fire extinguishers and hose reels
• Remote electronic gate openers
• Light fittings
• 7 air conditioning units as marked on the plans in Annexure B

Item 5	(Landlord’s Works)	Not applicable

Item 6	(Tenant’s works)	Not applicable

Item 7	(Lease Start Date)	September 1, 2015

Item 8	(Duration of Lease)	3 years

Item 9	(Lease Expiry Date)	August 31, 2018

Item 10	(Rent)	Year 1; $180,600.00

Year 2: $187,824.00

Year 3; $195,336.96

Item 11	(Security Deposit)	Not applicable

Item 12	(Use of Premises)	Offices, Commercial and Research Laboratories and any ancillary uses of the Tenant

Item 13	(Public Liability Insurance)	$10 million

Item 14	(Last date to renew Lease)	Not applicable

Item 15	(Option term)	Nil

Item 16	(Rent during option term)	Not applicable

Item 17	(Car spaces and fee)	13 Car Spaces at an initial Parking Fee of $120 per space per month

Item 18	(Special conditions)	1. Despite clause 15.2, while Genetic Technologies Limited (ACN 009 212 328) is the Tenant, the Landlord’s consent is not required to any fixed and floating charge over all of the Tenant’s assets.

2.              Before the Lease Start Date, the Tenant must at its own cost carry out and complete in a proper and workmanlike manner and to the Landlord’s satisfaction, the following works to separate the Premises from the premises previously occupied by the Tenant:

(a) install plaster wall near the entrance and a door near the rear of the Premises in accordance with the plan attached in Annexure B; and

(b)         all works required by the Landlord and necessary to separate the air conditioning equipment, electricity and water services to ensure the premises on the first floor of the Building and the Premises run independently of each other, including installation of separate electricity meters for the Premises and first floor, and installation of separate check meters in respect of water and gas usage to determine the usage between the floors.

3.              The parties must meet no later than 30 days before the Expiry Date to attempt to agree (acting reasonably) the extent of the Tenant’s obligations under clause 20. If the parties fail to reach agreement, the provisions of clause 20 will prevail.

4.              The tenant acknowledges and agrees that the water meter for the premises will not be split between levels 1 and 2. The tenant agrees to cover the cost of all water consumption within the premises, covering levels 1 and 2.

[ILLEGIBLE]

[ILLEGIBLE]

[ILLEGIBLE]

Annexure A — Plan showing Premises

PLAN OF SURVEY
TENANCY AREAS
60-66 HANOVER STREET
FITZROY
HANOVER STREET
FIRST FLOOR
60-66 HANOVER STREET
GROUND FLOOR
60-66 HANOVER STREET
LITTLE & BROSNAN
SCALE 1:200
A
B

A - STAIRWELL BELONGING TO UPSTAIRS TENANCY

B - COMMON AREA as per ANNEXURE B

[ILLEGIBLE]

[ILLEGIBLE]

[ILLEGIBLE]

Annexure B — Plan for Tenant’s works

Annexure B — Plan for Tenant’s works